                   Information to be Included in Statements
         Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*


                              Rentrak Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   760174-2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1 (b)
     [ ]  Rule 13d-1 (c)
     [X]  Rule 13d-1 (d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     Note: The purpose of this filing is to correct the reporting person's Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 16, 2000. The prior filing reflected a miscalculation of the reporting person's beneficial ownership of Rentrak common stock as of December 31, 1999.

----------------------                                   -----------------------
  CUSIP NO. 760174-2                  13G                    Page 2 of 4 Pages
----------------------                                   -----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      RON BERGER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      NOT APPLICABLE
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      UNITED STATES OF AMERICA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,685,182 SHARES

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0- SHARES
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,685,182 SHARES

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0- SHARES
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,685,182 SHARES (CALCULATED AS OF 12/31/99; INCLUDES 1,331,024 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS OF SUCH DATE)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      EXCLUDES 43,200 SHARES HELD BY MR. BERGER'S PARENTS, AS TO WHICH MR. BERGER DISCLAIMS BENEFICIAL OWNERSHIP.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.24%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                                               Page 3 or 4 pages


                                  SCHEDULE 13G

Item 1(a)  Name of Issuer: Rentrak Corporation


Item 1(b) Address of Issuer's Principal Executive Offices: 7700 N.E. Ambassador Place, One Airport Center, Portland, Oregon 97220

Item 2(a)  Name of Person Filing: Ron Berger

Item 2(b) Address of Principal Business Officer or, if None, Residence: 7700 N.E. Ambassador Place, One Airport Center, Portland, Oregon 97220

Item 2(c)  Citizenship: U.S.A.

Item 2(d)  Title of Class of Securities: Common Stock, $.001 Par Value

Item 2(e)  CUSIP Number: 760174-2

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 1,685,182 shares (calculated as of December 31, 1999; includes 1,331,024 shares subject to options exercisable within 60 days of such date)

     (b)  Percent of class: 14.24%

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or direct the vote: 1,685,182 shares

          (ii)   Shared power to vote or direct the vote: 0 shares

          (iii)  Sole power to dispose or to direct the disposition of:
                 1,685,182 shares

          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                                                               Page 4 of 4 pages


Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certifications.

          Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       June 22, 2000
                                       -----------------------------------------
                                       Date


                                       /s/ Ron Berger
                                       -----------------------------------------
                                       Ron Berger